Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE	IMMEDIATELY
July 27, 2016

Deltic Announces Preliminary Second Quarter 2016 Results

EL DORADO, AR – Deltic Timber Corporation (NYSE-DEL) announced today that net income for the second quarter of 2016 was $4.2 million, $.35 a share, which compares to results for the second quarter of 2015 of $.8 million, $.07 a share. The increase was primarily due to increased operating income from the Company’s Manufacturing and Real Estate segments, mainly the result of an improved lumber market combined with increased residential lot sales and the benefit of a commercial real estate acreage sale. Net cash provided by operating activities was $17.2 million for 2016’s second quarter, compared to $5.4 million in the second quarter of 2015. For the first six months of 2016, net income was $4.6 million, $.38 a share, compared to net income of $2.7 million, $.22 a share for the first six months of 2015. Net cash provided by operating activities for the first half of 2016 was $20 million, compared to $14.6 million for the same period of 2015.

Commenting on the results, President and Chief Executive Officer, Ray C. Dillon, stated, “The Company’s financial performance for the second quarter is indicative of the potential income and cash flow that Deltic’s excellent group of operating assets can produce, even when markets are only marginally favorable. In the Woodlands segment, we continue to achieve a sustainable harvest volume of our pine sawtimber; however, pine pulpwood markets remain weak. Our investment in a new small-log line at our Ola Mill, that will be operational in October, will allow us to better utilize smallwood from our forest-maintenance thinning activity in our sawmill. In the Manufacturing segment, we saw an improvement in the lumber market during the quarter, allowing us to run additional hours and sell more lumber at a higher average sales price, while maintaining our market share and balancing supply with demand. Both operating and financial performance at our MDF plant continue to improve, and the plant generated increased operating income and cash flow from the first quarter of 2016. In our Real Estate segment, we closed the sale of several of the lots that were offered during the first quarter of 2016 in a neighborhood in our Chenal Valley development, resulting in sales of 22 lots during the second quarter at an attractive average sales price per lot. We also closed on the sale of a 10.8-acre commercial real estate site during the quarter, indicating the increased interest in our mix of properties in Chenal Valley that are zoned for commercial development.

“Deltic’s financial results also continue to benefit from the capital gains treatment for income from our timber harvesting activity due to a provision of the TREE Act that applies to C-corporations, such as Deltic, thus reducing the Company’s effective income tax rate for 2016. We are also benefiting from the bonus depreciation deduction that is available to us due to the capital investments we are making in our manufacturing facilities.”

The Woodlands segment reported operating income of $4.4 million for the second quarter of 2016, compared to $4.9 million in 2015’s second quarter, primarily due to decreased oil and gas-related income. The pine sawtimber harvest in the second quarter of 2016 was 203,773 tons, an eight percent increase from the 189,480 tons harvested during the second quarter of 2015. The average per-ton sales price for pine sawtimber was $27 per ton for the second quarter of both 2016 and 2015. The increase in the volume of pine sawtimber harvested was due to the timing of harvesting the Company’s 2016 planned annual volume. In the second quarter of 2016, Deltic harvested 103,128 tons of pine pulpwood, a 14 percent decrease when compared to 2015’s second quarter harvest of 120,459 tons. The average per-ton sales price received for pine pulpwood in the second quarter of 2016 was $9, compared to $10 per ton for the second quarter of 2015. The decrease in the pine pulpwood volume and average per-ton sales price was due to softer markets for pulpwood in the Company’s operating area during the quarter. Oil and gas lease rental and net royalty income totaled $.3 million in the second quarter of 2016 versus $.8 million for the same period of 2015. The decrease was due primarily to lower natural gas prices received for the Company’s royalty share of gas production combined with the impact of declining natural gas production from aging existing wells and a lack of new drilling activity due to the low gas prices. During the current quarter, Deltic sold 9 acres of non-strategic timberland at an average per-acre price of $4,400, compared to sales of 38 acres in 2015’s second quarter at an average sales price of $2,500 per acre.

The Manufacturing segment reported operating income of $7 million for the second quarter of 2016, compared to $3.5 million in 2015’s second quarter. The increase was mainly due to an increased sales volume and a higher average sales price for lumber, as market conditions in 2016’s second quarter were improved from the prior year’s second quarter. During the second quarter of 2016, the Company’s sawmill operations sold 69.9 million board feet, a 13 percent increase when compared to sales in the second quarter of 2015 of 61.9 million board feet. The average lumber sales price was $371 per thousand board feet in the second quarter of 2016, a seven percent increase from the $347 per thousand board feet reported in the second quarter of 2015. For the second quarter of 2016, the Company sold 27.7 million square feet of MDF, a 35 percent increase when compared to 2015’s second quarter MDF sales of 20.5 million square feet. The increase was mainly due to fire-related production downtime at the MDF plant during 2015’s first and second quarter that affected the volume that the plant had available to sell. The average sales price for MDF for 2016’s second quarter was $561 per thousand square feet, a slight decrease when compared to an average sales price of $565 per thousand square feet sold in the second quarter of 2015. Because the Company’s Manufacturing segment operates in commodity-based markets, it continually monitors the number of operating hours in its manufacturing facilities to match its production of both lumber and MDF with market demand.

The Real Estate segment reported operating income of $1.8 million in the second quarter of 2016, compared to an operating loss of $.3 million for the same period of 2015. During 2016’s second quarter, Deltic sold a 10.8-acre commercial real estate site for $1,647,000, or $152,500 per acre, while there were no sales of commercial real estate in the corresponding period of 2015. During the second quarter of 2016, there were sales of 22 residential lots for an average sales price of $90,100 per lot. This compares to sales of 12 residential lots for an average sales price of $69,500 per lot during the second quarter of 2015. The average sales price of residential lots sold increased $20,600 per lot in 2016’s second quarter when compared to the same period in 2015, due to the mix of residential lots sold.

Corporate operating expense was $4.7 million in the second quarter of 2016, compared to $5.1 million for the second quarter of 2015, due to a decrease in Deltic’s general and administrative expense. Interest expense was $2.2 million in the second quarter of 2016 compared to $1.7 million in the second quarter of 2015. The increase was mainly due to borrowings during the fourth quarter of 2015 and the first quarter of 2016 resulting from increased expenditures related to capital projects and share repurchases, combined with the impact of a higher weighted-average interest rate on the debt outstanding. Income tax expense in 2016’s second quarter was $1.9 million compared to $.4 million in the prior year’s second quarter. The increase was primarily the result of higher pretax income, partially offset by the benefit of a lower effective income tax rate due to the gains from timber harvesting activity being taxed at a capital gains rate for the year of 2016.

Capital expenditures were $10.3 million in 2016’s second quarter and $19 million for the first six months of 2016. Capital expenditures for the corresponding periods of 2015 were $8.3 million and $14 million, respectively. Timberland acquisition expenditures were $.6 million in the second quarter of 2016 and $.7 million for the first six months of 2016. For the corresponding periods of 2015, timberland acquisition expenditures totaled $.5 million and $.6 million, respectively.

For the first six months of 2016, the pine sawtimber harvest was 409,381 tons, at an average price of $28 per ton, compared to 421,014 tons during the same period of 2015, at an average price of $27 per ton. The pine pulpwood harvest for the first six months of 2016 was 263,398 tons, at an average price of $9 per ton, compared to 212,132 tons at an average price of $10 per ton in the first six months of 2015. Oil and gas lease rental and net royalty income was $.8 million in the first six months of 2016 versus $2 million in the first six months of 2015. Sales of timberland for 2016’s first six months totaled 9 acres, with an average sales price of $4,400 per acre, while in the same period of 2015, Deltic sold 58 acres for a per-acre sales price of $2,300. Lumber sales volume increased 15 percent to 141.5 million board feet in 2016, while lumber sales were 123.2 million board feet in 2015. The average sales price for lumber increased slightly in the first six months of 2016, to $354 per thousand board feet, compared to $352 per thousand board feet in 2015. MDF sales volume increased to 53.7 million square feet in 2016, a 14 percent increase from 47 million square feet sold in 2015. A fire at the Company’s MDF plant that occurred during the first quarter of 2015 caused production downtime at the MDF facility and resulted in a decreased sales volume for the first half of 2015. The average sales price for MDF decreased three percent to $554 per thousand square feet in 2016, compared to $569 per thousand square feet in 2015. Residential lot sales for the first half of 2016 totaled 28 lots at an average sales price per lot of $89,000, compared to 14 lots at an average sales price $66,900 per lot for the same period of 2015. The Company sold 10.8 acres of commercial real estate at an average of $152,500 per acre during the first six months of 2016 while there were no commercial acreage sales in the first six months of 2015.

Concerning the outlook for the third quarter and year of 2016, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 220,000 to 250,000 tons and 725,000 to 765,000 tons, respectively. Finished lumber production and sales volume are estimated at 60 to 70 million board feet for the third quarter and 265 to 285 million board feet for the year. MDF sales volumes for the third quarter and year of 2016 are forecast to be 25 to 35 million square feet and 100 to 120 million square feet, respectively. Actual sales volumes for both finished lumber and MDF are dependent upon market conditions. Residential lot sales are projected to be 20 to 30 lots and 90 to 120 lots for the third quarter and year of 2016, respectively. Commercial acreage within Chenal Valley continues to receive interest from potential buyers, even so it is difficult for the Company to predict the timing of closings of any commercial real estate transactions due to their highly uncertain nature, volatility, and the significant number of factors related to any sale.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates, credit availability, general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, natural gas pricing, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, July 28, 2016, at 10:00 a.m. Central Time to discuss second quarter 2016 earnings. Interested parties may participate in the call by dialing 1-888-771-4371 and referencing participant passcode identification number 42935543. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, August 4, 2016 , by dialing 1-888-843-7419 and referencing replay passcode identification number 42935543.

Summary financial data and operating statistics for the second quarter of 2016 and six months ended June 30, 2016 with comparisons to 2015 are contained in the attached tables.

About Deltic

Deltic Timber Corporation is a natural resources company focused on the efficient and environmentally responsible management of its land holdings. The Company owns approximately 530,000 acres of timberland, operates two sawmills and a medium density fiberboard plant, and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana.

CONTACT:	Kenneth D. Mann
Vice President of Finance and Administration and CFO
(870) 881-6432

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended June 30, 2016		Three Months Ended June 30, 2015
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$9.5	4.4	9.9	4.9
Manufacturing	47.3	7.0	38.4	3.5
Real Estate	5.7	1.8	2.8	(0.3)
Corporate	—	(4.7)	—	(5.1)
Eliminations	(5.7)	(0.2)	(5.4)	(0.1)

Total net sales/operating income	$56.8	8.3	45.7	2.9

	Six Months Ended June 30, 2016		Six Months Ended June 30, 2015
	Sales	Operating Income/ (Loss)	Sales	Operating Income/ (Loss)
Woodlands	$20.0	9.7	20.9	11.4
Manufacturing	91.1	10.3	80.6	7.0
Real Estate	7.9	1.2	4.3	(1.1)
Corporate	—	(9.4)	—	(9.7)
Eliminations	(11.6)	(0.3)	(11.7)	(0.2)

Total net sales/operating income	$107.4	11.5	94.1	7.4

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$56,705	45,681	107,329	94,060

Costs and expenses
Cost of sales	37,877	33,240	74,389	67,256
Depreciation, amortization, and cost of fee timber harvested	5,618	5,291	11,491	10,276
General and administrative expenses	4,982	5,437	10,004	10,299

Total costs and expenses	48,477	43,968	95,884	87,831
Other income - business interruption claim	—	516	—	516
Gain on involuntary conversion of assets	—	704	—	704

Operating income	8,228	2,933	11,445	7,449
Interest income	5	—	7	1
Interest and other debt expense, net of capitalized interest	(2,181)	(1,646)	(4,877)	(3,274)
Other income/(expense)	81	(3)	132	104

Income before income taxes	6,133	1,284	6,707	4,280
Income tax expense	(1,913)	(453)	(2,092)	(1,536)

Net income	$4,220	831	4,615	2,744

Earnings per common share
Basic	$0.35	0.07	0.38	0.22
Assuming dilution	$0.35	0.07	0.38	0.22
Dividends per common share declared	$0.20	0.20	0.30	0.30
Dividends per common share paid	$0.10	0.10	0.20	0.20
Weighted average common shares outstanding (thousands)
Basic	11,974	12,471	12,013	12,462
Assuming dilution	12,032	12,521	12,078	12,518

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	June 30,	Dec. 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$3,499	5,429
Trade accounts receivable, net of allowance	12,068	6,995
Inventories	11,265	11,917
Prepaid expenses and other current assets	5,556	6,392

Total current assets	32,388	30,733
Investment in real estate held for development and sale	58,332	58,418
Timber and timberlands - net	362,718	361,856
Property, plant, and equipment - net	92,923	85,495
Deferred charges and other assets	2,754	2,665

Total assets	$549,115	539,167

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$39,949	39,917
Trade accounts payable	9,385	8,837
Accrued taxes other than income taxes	3,098	2,118
Deferred revenues and other accrued liabilities	9,606	7,607

Total current liabilities	62,038	58,479
Long-term debt	200,846	183,836
Deferred tax liabilities - net	1,708	525
Other noncurrent liabilities	43,043	42,359
Commitments and contingencies	—	—
Stockholders’ equity
Cummulative perferred stock	—	—
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	86,774	87,822
Retained earnings	202,930	201,959
Treasury stock	(37,039)	(24,347)
Accumulated other comprehensive loss	(11,313)	(11,594)

Total stockholders’ equity	241,480	253,968

Total liabilities and stockholders’ equity	$549,115	539,167

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Six Months Ended June 30,
	2016	2015
Operating activities
Net income	$4,615	2,744
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	11,491	10,276
Stock-based compensation expense	1,689	1,678
Deferred income taxes	614	(487)
Real estate development capital expenditures	(2,030)	(1,293)
Real estate costs recovered upon sale	1,889	585
Timberland costs recovered upon sale	6	25
Net increase in liabilities for pension and other postretirement benefits	1,170	1,802
Decrease in operating working capital other than cash and cash equivalents	853	369
Other - changes in assets and liabilities	(272)	(1,100)

Net cash provided by operating activities	20,025	14,599

Investing activities
Capital expenditures requiring cash, excluding real estate development	(18,160)	(13,102)
Timberland acquisition expenditures requiring cash	(719)	(581)
Net change in purchased stumpage inventory	(2,089)	(574)
Net change in funds held by trustee	1	—
Other - net	221	308

Net cash required by investing activities	(20,746)	(13,949)

Financing activities
Proceeds from borrowings	24,000	2,000
Repayments of notes payable and long-term debt	(7,000)	(1,000)
Treasury stock purchases	(15,174)	(16)
Common stock dividends paid	(2,429)	(2,523)
Proceeds from stock option exercises	256	545
Excess tax benefits/(provisions) from stock-based compensation expense	(97)	54
Other - net	(765)	(373)

Net cash required by financing activities	(1,209)	(1,313)

Net decrease in cash and cash equivalents	(1,930)	(663)
Cash and cash equivalents at January 1	5,429	2,761

Cash and cash equivalents at June 30	$3,499	2,098

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of dollars)	2016	2015	2016	2015
Capital expenditures
Woodlands	$760	913	2,214	2,221
Manufacturing	8,194	6,017	14,655	10,160
Real Estate (includes development expenditures)	1,359	1,242	2,088	1,509
Corporate	40	138	65	140

Total capital expenditures	$10,353	8,310	19,022	14,030

Timberland acquition expenditures	$598	563	719	619

Woodlands
Pine sawtimber harvested from fee lands - tons	203,773	189,480	409,381	421,014
Pine sawtimber price - per ton	$27	27	28	27
Pine pulpwood harvested from fee lands - tons	103,128	120,459	263,398	212,132
Pine pulpwood price - per ton	$9	10	9	10
Timberland sales - acres	9	38	9	58
Timberland sales price - per acre	$4,400	2,500	4,400	2,300
Manufacturing
Finished lumber sales - thousands of board feet	69,945	61,882	141,470	123,177
Finished lumber price - per thousand board feet	$371	347	354	352
Finished MDF sales - (3/4 inch basis) thousands of square feet	27,708	20,514	53,677	46,961
Finished MDF price - (3/4 inch basis) per thousand square feet	$561	565	554	569
Real Estate
Residential
Lots sold	22	12	28	14
Average sales price - per lot	$90,100	69,500	89,000	66,900
Commercial
Acres sold	10.80	—	10.80	—
Average sales price - per acre	$152,500	—	152,500	—